SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: July 15, 2004

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                        Gateway Financial Holdings, Inc.

      North Carolina                  000-33223                  56-2264354
 (State of incorporation)      (Commission File Number)       (I.R.S. Employer
                                                             Identification No.)

1145 North Road Street, Elizabeth City, North Carolina             27909
         (Address of principal executive offices)               (Zip Code)

                    Issuer's telephone number: (252) 334-1511

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               This document contains 2 pages, excluding exhibits.


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Item 5 -- Other Events and Regulation FD Disclosure

              Gateway Financial Holdings, Inc. Warrants Exercised;
                       $12.2 Million in New Capital Added

Elizabeth City, NC - July 15, 2004 - Gateway Financial Holdings, Inc. (NASDAQ:
GBTS), the holding company for Gateway Bank & Trust Co., announced that it received cash proceeds of approximately $12.2 million from the exercise of 1,103,035 warrants to purchase 1,333,692 shares of its common stock. As a result, Gateway had 4,704,547 common shares outstanding at July 2, 2004. Gateway will use the proceeds for general corporate purposes, including repayment of existing short term debt and the making of capital contributions to Gateway Bank & Trust Co., its wholly owned banking subsidiary, to support the Bank's growth strategies.

D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, Inc., commented, "We are pleased with the new infusion of capital which will enable us to continue our expansion strategies into the high-growth markets of Greater Hampton Roads in Virginia and the Outer Banks of North Carolina. Gateway's combination of lending expertise and exceptional service are valued by businesses in these new markets as well as in our home market of Elizabeth City.

The warrants, issued in connection with a 2001 secondary offering, entitled the holder to purchase 1.213 shares of Gateway stock at a price of $9.15 per share. Gateway common stock closed at $13.00 on June 30, 2004.

Item 7(c): Exhibits

Exhibit 99: Press release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             Gateway Financial Holdings, Inc.

                                             By: /s/ Mark A. Holmes
                                                 -------------------------------
                                                 Mark A. Holmes
                                                 Senior Executive Vice President
                                                   and Chief Financial Officer

                                             Date: July 15, 2004